EXHIBIT 99.1

Elite IR

Leslie J. Richardson, Partner

+852-3183 0283

Leslie.richardson@elite-ir.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces First Quarter Fiscal 2014 Results

SHANGHAI, China, November 19, 2013 – China Precision Steel, Inc. (NASDAQ: CPSL) (“China Precision Steel” or the “Company”), a niche precision steel processing Company principally engaged in producing and selling high precision, cold-rolled steel products, announced today its fiscal year 2014 first quarter results for the period ended September 30, 2013.

First Quarter Highlights

●	Revenue was $11.8 million
●	Gross loss was $3.0 million
●	Net loss was $9.6 million
●	Fully diluted loss per shares was $2.47
●	International sales were $0.4 million, or 4% of total sales

“We are pleased to report first quarter fiscal 2014 sales increased 97.5% from the first quarter fiscal 2013 as sales volume increased by 12,696 tons. We expect to continue to experience a gradual increase in our sales volume during fiscal 2014 as we reposition our products and rebuild our relationship with customers,” commented Mr. Hai Sheng Chen, CEO of China Precision Steel. “Specifically, we believe the auto components industry, driven by robust demand from OEMs coupled with growth in the replacement market, offers us opportunity for future growth. We are working to expand our sales for our high carbon precision steel products in this segment by ramping up our sales and marketing efforts along with making improvements to further refine the precision and consistency of our products to meet customers’ stricter requirements.”

Revenue for the first quarter of fiscal year 2014 was $11.8 million, up from revenue of $6.0 million in the first quarter of fiscal year 2013. The increase in sales revenues period-on-period is a direct result of management’s sales and marketing efforts across the domestic market. Total sales volume in the first quarter of fiscal year 2014 was 20,449 tons, up from total sales volume of 7,753 tons in the prior period. High carbon and low carbon sales accounted for 43.4% and 52.9% of total sales, respectively, compared to 42.9% and 53.4%, respectively, period-on-period. Exports represented 4% of total sales for the current period, down from 19% in the same period a year ago as the continued appreciation of RMB negatively impacted the Company’s competitiveness in the international market.

Gross loss in the first quarter was $3.0 million, compared to gross loss of $1.5 million in the same period a year ago. Gross loss margin for the current period was 25.4%, compared to a gross loss margin of 24.6% in the first quarter of fiscal 2013. The slight increase in gross loss margin is due to a 25.1% period-on-period decrease in average selling price as steel prices in China dropped to a 5-year low during the period. Average selling price for the quarter was $575 per ton, down from $768 per ton in the first quarter of fiscal 2013 while the average cost per unit sold was $722 per ton, down from $957 per ton in the same period a year ago.

Selling expenses for the first quarter of fiscal year 2014were $31,168 compared to $29,273 in the first quarter of fiscal year 2013. The increase in selling expenses was primarily attributable to higher transportation costs and traveling expenses period-on-period. Administrative expenses increased slightly to $447,393, or 3.8% of revenue, compared to $442,615, or 7.4% of revenue period-on-period.

Operating loss for the current quarter was $8.6 million, compared to an operating loss of $3.4 million in the first quarter of fiscal year 2013.

Net loss for the first quarter of fiscal year 2014 was $9.6 million, compared to net loss of $4.2 million for the first quarter of fiscal year 2013. Fully diluted loss per share was $2.47, compared to fully diluted loss per share of $1.09 in the same period a year ago.

Financial Condition

As of September 30, 2013, China Precision Steel had $66,496 in cash and cash equivalents and $72.0 million in total liabilities. Stockholders’ equity stood at $43.5 million, compared to $53.0 million as of June 30, 2013. Cash generated from operating activities during the first three months of fiscal year 2014 was $55,331.

Business Outlook

China Precision Steel is focused on expanding its customer base in the domestic steel market, especially in the auto components segment. The Company is working to recover its outstanding accounts receivables and has tightened its credit policy requiring customers to pay a 30% - 40% deposit with the balance to be paid on delivery. As of September 30, 2013, China Precision Steel had a backlog of $8.2 million.

“We are working diligently to turnaround our operations by focusing our efforts on increasing sales of high carbon precision steel products and improving our gross margin. As our sales volume increases, our average cost of sales decreases as a result of economies of scale, which we expect will contribute to an improvement in our gross margin. Additionally, we are working on strengthening our balance sheet by tightening credit offered to new customers and recovering outstanding accounts receivable,” Mr. Chen continued. “Even though China’s economic growth is starting to show signs of rebounding and sales are strengthening, our outlook remains cautious as the steel industry continues to struggle with overcapacity combined with pressure on steel prices. However, addressing these problems remains a top priority for the country’s leaders who have stopped approving new production facilities, suspended unauthorized projects and are closing outdated steel mills.”

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding The likelihood that the downturn in China’s steel industry has halted and that the industry will experience a turnaround and increased demand; the significance of China’s implementation of pro-growth measures and the likelihood that it will start benefitting the domestic steel industry in the fourth quarter; the Company’s ability to reduce operating costs, improve working capital and increase profitability, and any other statements of non-historical information. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, such as business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

–    Financial Tables Follow   –

China Precision Steel, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30, 2013	June 30, 2013
Assets
Current assets
Cash and cash equivalents	$66,496	$75,243
Accounts receivable
Trade, net of allowances of $35,802,825 and $30,642,373 at September 30 and June 30, 2013, respectively	24,264,027	29,480,738
Bills receivable	-	94,089
Other receivable	1,108,601	1,041,255
Inventories, net	16,560,141	15,837,201
Prepaid expenses	325,707	467,890
Advances to suppliers, net of allowance of $19,803,917 and $19,689,609 at September 30 and June 30, 2013, respectively	11,560,317	9,304,847
Total current assets	53,885,289	56,301,263
Property, plant and equipment
Property, plant and equipment, net	59,289,484	61,366,745
Construction-in-progress	280,046	255,996
	59,569,530	61,622,741
Intangible assets, net	1,897,885	1,903,675
Goodwill	99,999	99,999
Total assets	$115,452,703	$119,927,678
Liabilities and Stockholders’ Equity
Current liabilities
Short-term loans	$28,111,165	$28,028,722
Long-term loan - current portion	16,200,000	16,200,000
Accounts payable and accrued liabilities	9,086,933	7,044,007
Advances from customers	4,478,871	1,456,420
Other taxes payables	8,085,729	8,295,220
Current income taxes payable	6,011,203	5,993,574
Total current liabilities	71,973,901	67,017,943
Long-term loan	-	-
Stockholders’ equity:
Preferred stock: $0.001 per value, ~500,000 shares authorized, no shares outstanding at September 30 and June 30, 2013, respectively	-	-
Common stock: $0.001 par value, ~10,000,000 shares authorized, 3,880,866 issued and outstanding at September 30 and June 30, 2013, respectively	3,880	3,880
Additional paid-in capital	75,685,066	75,685,066
Accumulated other comprehensive income	22,222,029	22,075,822
Accumulated deficit	(54,432,173)	(44,855,033)
Total stockholders’ equity	43,478,802	52,909,735
Total liabilities and stockholders’ equity	$115,452,703	$119,927,678

China Precision Steel, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

For the Three Months Ended September 30, 2013 and 2012

(Unaudited)

	2013	2012

Sales revenues	$11,765,387	$5,956,760
Cost of goods sold	14,759,646	7,423,709
Gross (loss)	(2,994,259)	(1,466,949)
Operating expenses
Selling expenses	31,168	29,273
Administrative expenses	447,431	442,615
Allowance for bad and doubtful debts	5,121,777	1,373,000
Depreciation and amortization expense	48,142	51,961
Total operating expenses	5,648,518	1,896,849
(Loss) from operations	(8,642,777)	(3,363,798)
Other income/(expense)
Other revenues	2,528	103
Interest and finance costs	(936,891)	(858,588)
Total other (expense)	(934,363)	(858,485)
(Loss) from operations before income tax	(9,577,140)	(4,222,283)
Provision for income tax
Current	-	-
Total income tax	-	-
Net (loss)	$(9,577,140)	$(4,222,283)
Basic (loss) per share	$(2.47)	$(1.09)
Basic weighted average shares outstanding	3,880,866	3,880,866
Diluted (loss) per share	$(2.47)	$(1.09)
Diluted weighted average shares outstanding	3,880,866	3,880,866

China Precision Steel, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2013 and 2012

(Unaudited)

	2013	2012
Cash flows from operating activities
Net (loss)	(9,577,140)	(4,222,283)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,258,320	2,254,886
Allowance for bad and doubtful debts	5,121,777	1,373,000
Net changes in assets and liabilities:
Accounts receivable, net	263,186	694,880
Inventories	(676,357)	(1,925,422)
Prepaid expenses	142,764	206,353
Advances to suppliers	(2,284,494)	889,785
Accounts payable and accrued expenses	2,022,999	456,346
Advances from customers	3,018,167	519,750
Other taxes payable	(233,891)	(108,457)
Current income taxes	-	32,630
Net cash provided by operating activities	55,331	171,468
Cash flows from investing activities
Purchase of property, plant and equipment, including construction in progress	(14,633)	(7,424)
Net cash (used in) investing activities	(14,633)	(7,424)
Cash flows from financing activities
Repayments of short-term loans	(47,650)	-
Net cash (used in) financing activities	(47,650)	-
Effect of exchange rate	(1,795)	(171,282)
Net (decrease) in cash	(8,747)	(7,238)
Cash and cash equivalents, beginning of period	75,243	1,602,805
Cash and cash equivalents, end of period	$66,496	$1,595,567